CHANGE IN CONTROL
SEVERANCE COMPENSATION
AND
RESTRICTIVE COVENANT AGREEMENT

THIS SEVERANCE COMPENSATION AND RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is dated as of April 26, 2006 between MATRIA HEALTHCARE, INC., a Delaware corporation (the “Company”), and YVONNE V. SCOGGINS (the “Executive”).

WHEREAS, the Company, has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in potentially disruptive circumstances arising from the possibility of a Change in Control (as hereinafter defined) of the Company; and

WHEREAS, the severance benefits payable by the Company to the Executive as provided herein are in part intended to ensure that the Executive receives reasonable compensation given the specific circumstances of Executive’s employment history with the Company;

NOW, THEREFORE, in consideration of their respective obligations to one another set forth in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which the parties hereby acknowledge, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1. Term. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of (i) the Date of Termination (as hereinafter defined) of the Executive’s employment with the Company as a result of the Executive’s death, Disability (as defined in Section 3(b)) or Retirement (as defined in Section 3(c)), by the Company for Cause (as defined in Section 3(d)) or by the Executive other than for Good Reason (as defined in Section 3(e)); and (ii) three years from the date of a Change in Control if the Executive’s employment with the Company has not terminated as of such time.

2. Change in Control. For purposes of this Agreement, “Change in Control” shall mean changes in the ownership of the Company, changes in the effective control of the Company, changes in ownership of a substantial portion of the Company’s assets and a disposition of a substantial portion of the Company’s assets, all as defined below:

(a)  A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company which, together with stock held by such person or group, represents more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

(b) A change in the effective control of the Company occurs on the date that either: any one person, or more than one person acting as a group becomes the beneficial owner of stock of the Company possessing twenty-five percent (25%) or more of the total voting power of the stock of the Company; or a majority of members of the Company’s board of directors is replaced during any 24-month period by directors whose appointment or election is not endorsed by at least two-thirds (2/3) of the members of the Company’s board of directors who were directors prior to the date of the appointment or election of the first of such new directors.

(c) A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to or more than one-half (1/2) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. The transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred: to a shareholder of the Company (immediately before the asset transfer) in exchange for such shareholder’s capital stock of the Company having a fair market value approximately equal to the fair market value of such assets; or to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company.

(d) A disposition of a substantial portion of the Company’s assets occurs on the date that the Company transfers assets by sale, lease, exchange, distribution to shareholders, assignment to creditors, foreclosure or otherwise, in a transaction or transactions not in the ordinary course of the Company’s business (or has made such transfers during the 12-month period ending on the date of the most recent transfer of assets) that have a total fair market value equal to or more than one-half (1/2) of the total fair market value of all of the assets of the Company as of the date immediately prior to the first such transfer or transfers. The transfer of assets by the Company is not treated as a disposition of a substantial portion of the Company’s assets if the assets are transferred to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company.

For purposes of the provision of this Agreement defining “Change in Control,” (i) references to the Company herein include the Delaware corporation known as Matria Healthcare, Inc. as of the date of execution of this Agreement, and any corporation that is the Successor or Assign (as defined in Section 7(a)) to such corporation; and (ii) the terms “person,” “acting as a group” and “ownership” shall have the meanings prescribed in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder; provided, however, that in any merger, consolidation or share exchange in which less than fifty percent (50%) of the outstanding voting securities of the Company or its successor corporation are held by the former shareholders of the Company, the shareholders of the other parties to the transaction shall be deemed to have acted as a group that acquired ownership of more than fifty percent (50%) of the outstanding voting securities of the Company, resulting in a change in ownership under Section 2(a) above.

3. Termination Following Change in Control.

(a) General. If the Executive is still an employee of the Company at the time of a Change in Control, the Executive shall be entitled to the compensation and benefits provided in Section 4 upon the subsequent termination of the Executive’s employment with the Company by the Executive or by the Company during the term of this Agreement, unless such termination is as a result of (i) the Executive’s death; (ii) the Executive’s Disability; (iii) the Executive’s Retirement; (iv) the Executive’s termination by the Company for Cause; or (v) the Executive’s decision to terminate employment other than for Good Reason.

(b) Disability. The term “Disability” as used in this Agreement shall mean termination of the Executive’s employment by the Company as a result of the Executive’s incapacity due to physical or mental illness, provided that the Executive shall have been absent from her duties with the Company on a full-time basis for six consecutive months and such absence shall have continued unabated for 30 days after Notice of Termination as described in Section 3(f) is thereafter given to the Executive by the Company.

(c) Retirement. The term “Retirement” as used in this Agreement shall mean termination of the Executive’s employment by the Company based on the Executive’s having attained age 65 or such later retirement age as shall have been established pursuant to a written agreement between the Company and the Executive.

(d) Cause. The term “Cause” for purposes of this Agreement shall mean the Company’s termination of the Executive’s employment on the basis of criminal or civil fraud on the part of the Executive involving a material amount of funds of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company’s Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the first sentence of this Section 3(d) and specifying the particulars thereof in detail. For purposes of this Agreement only, the preparation and filing of fictitious, false or misleading claims in connection with any federal, state or other third party medical reimbursement program, or any other violation of any rule or regulation in respect of any federal, state or other third party medical reimbursement program by the Company or any subsidiary of the Company shall not be deemed to constitute “criminal fraud” or “civil fraud.”

(e) Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken by the Company without the Executive’s express written consent:

(i) The assignment to the Executive by the Company of duties inconsistent with, or a material adverse alteration of the powers and functions associated with, the Executive’s position, duties, responsibilities and status with the Company prior to a Change in Control, or an adverse change in the Executive’s titles or offices as in effect prior to a Change in Control, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of her employment for Disability, Retirement or Cause or as a result of the Executive’s death or by the Executive other than for Good Reason;

(ii) A reduction in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company’s failure to increase (within 12 months of the Executive’s last increase in base salary) the Executive’s base salary after a Change in Control in an amount which at least equals, on a percentage basis, the average annual percentage increase in base salary for all corporate officers of the Company effected in the preceding 36 months;

(iii) Any failure by the Company to continue in effect any benefit plan, program or arrangement (including, without limitation, any profit sharing plan, group annuity contract, group life insurance supplement, or medical, dental, accident and disability plans) in which the Executive was eligible to participate at the time of a Change in Control (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Benefit Plan, unless a comparable substitute Benefit Plan shall be made available to the Executive, or deprive the Executive of any fringe benefit enjoyed by the Executive at the time of a Change in Control;

(iv) Any failure by the Company to continue in effect any incentive plan or arrangement (including, without limitation, any bonus or contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits) in which the Executive is participating at the time of a Change in Control (or any other plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as “Incentive Plans”) or the taking of any action by the Company which would adversely affect the Executive’s participation in any such Incentive Plan or reduce the Executive’s benefits under any such Incentive Plan, expressed as a percentage of her base salary, by more than five percentage points in any fiscal year as compared to the immediately preceding fiscal year, or any action to reduce Executive’s bonuses under any Incentive Plan by more than 20% of the average annual bonus previously paid to Executive with respect to the preceding three fiscal years;

(v) Any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, the Company’s

1997 Stock Incentive Plan, Employee Stock Purchase Plan and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof) in which the Executive is participating or has the right to participate in prior to a Change in Control (or plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as “Securities Plans”) or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Securities Plan, unless a comparable substitute Securities Plan shall be made available to the Executive;

(vi) A relocation of the Company’s principal executive offices to a location more than 10 miles outside of Marietta, Georgia, or the Executive’s relocation to any place other than the Company’s principal executive offices, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to a Change in Control;

(vii) Any failure by the Company to provide the Executive with the number of paid vacation days (or compensation therefor at termination of employment) accrued to the Executive through the Date of Termination;

(viii) Any material breach by the Company of any provision of this Agreement;

(ix) Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions of Section 7(a) hereof;

(x) Any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), and for purposes of this Agreement, no such purported termination shall be effective; or

(xi) Any proposal or request by the Company after the Effective Date to require that the Executive enter into a non-competition agreement with the Company where the terms of such agreement as to its scope or duration are greater than the terms set forth in Section 5 hereof.

(f) Notice of Termination. Any termination of the Executive’s employment by the Company for a reason specified in Section 3(b), 3(c) or 3(d) shall be communicated to the Executive by a Notice of Termination prior to the effective date of the termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate whether such termination is for the reason set forth in Section 3(b), 3(c) or 3(d) and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no termination of the Executive’s employment by the Company shall constitute a termination for Disability, Retirement or Cause unless such termination is preceded by a Notice of Termination.

(g) Date of Termination. “Date of Termination” shall mean (a) if the Executive’s employment is terminated by the Company for Disability, 30 days after a Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period) or (b) if the Executive’s employment is terminated by the Company or the Executive for any other reason, the date on which the Executive’s termination is effective; provided that, if within 30 days after any Notice of Termination is given to the Executive by the Company the Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). For purposes of this Agreement, the Executive’s employment by the Company shall be deemed terminated upon the date the Executive incurs a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations issued thereunder.

4. Compensation and Benefits upon Termination of Employment.

(a) If the Company shall terminate the Executive’s employment after a Change in Control other than pursuant to Section 3(b), 3(c) or 3(d) and Section 3(f), or if the Executive shall terminate her employment for Good Reason, then the Company shall pay to the Executive, as severance compensation and in consideration of the Executive’s adherence to the terms of Section 5 hereof, the following:

(i) On the Date of Termination, the Company shall become liable to the Executive for an amount equal to three times the Executive’s annual base compensation, targeted base bonus and annual car allowance on the date of the Change in Control, which amount shall be paid to the Executive in cash on or before the fifth day following the Date of Termination.

(ii) For a period of three years following the Date of Termination, the Executive and anyone entitled to claim under or through the Executive shall be entitled to all benefits under the group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, or other present or future similar group employee benefit plan or program of the Company for which key executives are eligible at the date of a Change in Control, to the same extent as if the Executive had continued to be an employee of the Company during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Company. Also, during such three-year period, the Company will extend full insurance coverage for the Executive’s primary automobile in favor of the Executive, as an additional named insured.

(iii) Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit provided pursuant to or in connection with this Agreement that is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. If and to the extent required by Section 409A of the Code, no payment or benefit shall be made or provided to a “specified employee” (as defined below) prior to the six (6) month anniversary of the Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code). The amounts provided for in this Agreement that constitute nonqualified deferred compensation shall be paid as soon as the six month deferral period ends. In the event that benefits are required to be deferred, any such benefit may be provided during such six month deferral period at the Executive’s expense, with the Executive having a right to reimbursement from the Company for the amount of any premiums or expenses paid by the Executive once the six month deferral period ends. For this purpose, a specified employee shall mean an individual who is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of the Company at any time during the 12-month period ending on each December 31 (the “identification date”). If the Executive is a key employee as of an identification date, the Executive shall be treated as a specified employee for the 12-month period beginning on the April 1 following the identification date. Notwithstanding the foregoing, the Executive shall not be treated as a specified employee unless any stock of the Company or a corporation or business affiliated with it pursuant to Sections 414(b) or (c) of the Code is publicly traded on an established securities market or otherwise.

(b) The parties hereto agree that the payments provided in Section 4(a) hereof are reasonable compensation in light of the Executive’s services rendered to the Company and in consideration of the Executive’s adherence to the terms of Section 5 hereof. Neither party shall contest the payment of such benefits as constituting an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. In the event that the Executive becomes entitled to the compensation and benefits described in Section 4(a) hereof (the “Compensation Payments”) and the Company has determined, based upon the advise of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, that, as a result of such Compensation Payments and any other benefits or payments required to be taken into account under Code Section 280G(b)(2) (“Parachute Payments”), any of such Parachute Payments must be reported by the Company as “excess parachute payments” and are therefore not deductible by the Company, the Company shall pay to the Executive at the time specified in Section 4(a) above an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any of the tax imposed on the Executive by Section 4999 of the Code (the “Excise Tax”) and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Parachute Payments determined prior to the application of this paragraph. The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax payable by the Executive is subsequently determined to be less than the amount, if any, taken into account hereunder at the time of termination of the Executive’s employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided for in Section 1274(b)(2)(B) of the Code (“Repayment Amount”). In the event that the Excise Tax payable by the Executive is determined to exceed the amount, if any, taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalty payable with respect to such excess) immediately prior to the time that the amount of such excess is required to be paid by Executive (“Additional Gross-up”), such that the net amount retained by the Executive, after deduction of any Excise Tax on the Parachute Payments and any Federal, state and local income tax and Excise Tax upon the Additional Gross-Up Payment, shall be equal to the Parachute Payments determined prior to the application of this paragraph. The obligation to pay any Repayment Amount or Additional Gross-up shall remain in effect under this Agreement for the entire period during which the Executive remains liable for the Excise Tax, including the period during which any applicable statute of limitation remains open.

(c) The payments provided in Section 4(a) above shall be in lieu of any other severance compensation otherwise payable to Executive under any other agreement between Executive and the Company or the Company’s established severance compensation policies; provided, however, that nothing in this Agreement shall affect or impair Executive’s vested rights under any other employee benefit plan or policy of the Company. For the avoidance of doubt, if more than one Change in Control occurs during the term hereof, the term of this Agreement shall be measured from the latest such Change in Control to occur and the amount of compensation payable under Section 4(a)(1) shall be based upon the highest annual base salary, targeted base bonus and car allowance payable to Executive on the date of any such Change in Control, but Executive shall not be entitled to receive severance compensation under Section 4(a) more than once.

(d) Unless the Company determines that any Parachute Payments made hereunder must be reported as “excess parachute payments” in accordance with the third sentence of Section 4(b) above, neither party shall file any return taking the position that the payment of such benefits constitutes an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. If the Internal Revenue Service proposes an assessment of Excise Tax against the Executive in excess of the amount, if any, taken into account at the time specified in Section 4(a), then, if the Company notifies Executive in writing that the Company elects to contest such assessment at its expense, unless the Executive waives the right to an Additional Gross-Up Payment, the Executive (i) shall in good faith cooperate with the Company in contesting such proposed assessment; and (ii) such Executive shall not settle such contest without the written consent of the Company. Any such contest shall be controlled by the Company, provided, however, that the Executive may participate in such contest.

5. Protective Covenants.

(a) Definitions.

This Subsection sets forth the definition of certain capitalized terms used in Subsections (a) through (f) of this Section 5.

(i) “Competing Business” shall mean a business (other than the Company) that, directly or through a controlled subsidiary or through an affiliate, (a) provides disease management programs for diabetes, congestive heart failure, coronary artery disease, chronic obstructive pulmonary disease, cancer, pregnancy, depression, chronic pain or hepatitis C; and/or (b) provides obstetrical home care; and/or (c) provides on-line programs targeting weight loss, nutrition and diet, fitness, smoking cessation or stress management; and/or (d) provides informatics services (collectively, “Competing Services”). Notwithstanding the foregoing, no business shall be deemed a “Competing Business” unless, within at least one of the business’s three most recently concluded fiscal years, that business, or a division of that business, derived more than twenty percent (20%) of its gross revenues or more than $2,000,000 in gross revenues from the provision of Competing Services.

(ii) “Competitive Position” shall mean: (A) the Executive’s direct or indirect equity ownership (excluding ownership of less than one percent (1%) of the outstanding common stock of any publicly held corporation) or control of any portion of any Competing Business; or (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any Competing Business where the Executive performs services for the Competing Business substantially similar to those the Executive performed for the Company, provided, however, that the Executive shall not be deemed to have a Competitive Position solely because of the Executive’s services for a Competing Business that are not directly related to the provision of Competing Services, unless more than thirty-five percent (35%) of the gross revenues of the Competing Business are derived from the provision of Competing Services.

(iii) “Covenant Period” shall mean the period of time from the date of this Agreement to the date that is three years after the Date of Termination.

(iv) “Customers” shall mean actual customers, clients or referral sources to or on behalf of which the Company provides Competing Services (A) during the three years prior to the date of this Agreement and (B) during the Covenant Period.

(v) “Restricted Territory” shall mean the 48 continuous states of the continental United States.

(b) Limitation on Competition. In consideration of the Company’s entering into this Agreement, the Executive agrees that during the Covenant Period, the Executive will not,

without the prior written consent of the Company, anywhere within the Restricted Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position (other than action to reject an unsolicited offer of a Competitive Position).

(c) Limitation on Soliciting Customers. In consideration of the Company’s entering into this Agreement, the Executive agrees that during the Covenant Period, the Executive will not, without the prior written consent of the Company, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate on behalf of a Competing Business with which Executive has a Competitive Position any Customer located in the Restricted Territory (or any other Customer with which the Executive had any direct contact on behalf of the Company) for the purpose of providing the Customer or having the Customer provided with a Competing Service.

(d) Limitation on Soliciting Personnel or Other Parties. In consideration of the Company’s entering into this Agreement, the Executive hereby agrees that he will not, without the prior written consent of the Company, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor, independent broker or other personnel of the Company or any subsidiary of the Company to terminate, alter or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Company or any subsidiary of the Company.

(e) Acknowledgement. The parties acknowledge and agree that the Protective Covenants are reasonable as to time, scope and territory given the Company’s need to protect its trade secrets and confidential business information and given the substantial payments and benefits to which the Executive may be entitled pursuant to this Agreement.

(f) Remedies. The parties acknowledge that any breach or threatened breach of a Protective Covenant by the Executive is reasonably likely to result in irreparable injury to the Company, and therefore, in addition to all remedies provided at law or in equity, the Executive agrees that the Company shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the Protective Covenant. If the Company seeks an injunction, the Executive waives any requirement that the Company post a bond or any other security.

6. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

(a) All compensation and benefits provided to the Executive under this Agreement are in consideration of the Executive’s services rendered to the Company and of the Executive’s adhering to the terms set forth in Section 5 hereof and the Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

7. Successor to the Company.

(a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor or Assign”), by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason. As used in this Agreement (except for purposes of defining “Change in Control” in Section 2), “Company” shall mean the Company as hereinbefore defined and any Successor or Assign to the Company. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, “Company” as used in Sections 3, 4, 12 and 14 hereof shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 hereof.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or the designee or, if there be no such designee, to the Executive’s estate.

8. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by overnight courier service (e.g., Federal Express) or mailed by United States certified mail, return receipt required, postage prepaid, as follows:

If to Company:

Matria Healthcare, Inc.
1850 Parkway Place, 12th Floor
Marietta, GA 30067
Attention: General Counsel

If to Executive:

Yvonne V. Scoggins
1900 Hazelbrook Way
Atlanta, GA 30339

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement supersedes that certain Change in Control Severance Compensation and Restrictive Covenant Agreement between the parties dated April 27, 2002.

10. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12. Legal Fees and Expenses. The Company shall pay all legal fees, expenses and damages which the Executive may incur as a result of the Executive’s instituting legal action to enforce her rights hereunder, or in the event the Company contests the validity, enforceability or the Executive’s interpretation of, or determinations under, this Agreement. If the Executive is the prevailing party or recovers any damages in such legal action, the Executive shall be entitled to receive in addition thereto pre-judgment and post-judgment interest on the amount of such damages.

13. Section 409A Indemnification. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. The Company and the Executive shall cooperate to modify this Agreement as necessary to comply with the requirements of Section 409A of the Code. In the event the Company does not so cooperate, it shall indemnify and hold harmless the Executive on an after-tax basis from any tax or interest penalty imposed under Section 409A of the Code with respect to any payment or benefit provided pursuant to this Agreement or any other plan or arrangement sponsored or maintained by the Company to the extent such tax or interest penalty is imposed as a result of any failure of the Company to comply with Section 409A of the Code with respect to such payment or benefit.

14. Severability; Modification. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement, but such remaining provisions shall be interpreted and construed in such a manner as to carry out fully the intention of the parties. Should any judicial body interpreting this Agreement deem any provision of this Agreement to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

15. Confidentiality. The Executive acknowledges that he has previously entered into, and continues to be bound by the terms of, a Confidentiality and Non-Solicitation Agreement with the Company.

16. Agreement Not an Employment Contract. This Agreement shall not be deemed to constitute or be deemed ancillary to an employment contract between the Company and the Executive, and nothing herein shall be deemed to give the Executive the right to continue in the employ of the Company or to eliminate the right of the Company to discharge the Executive at any time.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

MATRIA HEALTHCARE, INC.

By:
Its Chief Executive Officer

YVONNE V. SCOGGINS

Executive